Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc:

We consent to the incorporation by reference in the registration statement (No. 333-177093) on Form F-3 and the registration statements (No. 333-172493 and No. 333-192810) on Form S-8 of Prudential plc of our report dated 8 April 2014, with respect to the consolidated statements of financial position of Prudential plc and its subsidiaries as of 31 December 2013 and 2012, and the related consolidated, statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended 31 December 2013, and related financial statement schedule, and the effectiveness of internal control over financial reporting as at 31 December 2013, which report appears in the 31 December 2013 annual report on Form 20-F of Prudential plc.

Our report on the consolidated financial statements and schedule dated 8 April 2014 refers to a change by Prudential plc and its subsidiaries for 2013, 2012 and 2011 in their method of accounting for certain entities and joint arrangements due to the adoption of IFRS 10 (‘Consolidated financial statements’) and IFRS 11 (‘Joint arrangements’) and a change in their accounting policy for employee benefits due to the adoption of IAS 19R (‘Employee benefits’).

8 April 2014	By:	/s/ KPMG AUDIT PLC
KPMG Audit Plc
London, England